Exhibit 10.1

This Agreement for Professional Services (the “Agreement”), effective June 1, 2020, is by and between Vado Corp., located at 81 Prospect Street Brooklyn, NY 11201 (hereinafter “Vado Corp.” or “Client ”), and Accelerated Online Inc, located at 70 Washington St., Suite 6K Brooklyn, NY 11201 (hereinafter “Accelerated Online” or “Company”).

I.	Scope of Work: Accelerated Online will provide corporate and executive management consulting services to Client.

II.

Payment Terms: The Company shall be paid $15,000 monthly upon execution of this Agreement until the Agreement is terminated. Payments are due upon receipt of any invoice. The Client will reimburse the Company for any extraordinary out-of-pocket expenses that have been approved in advance by the Client.

III.

Additional Fees: At any time Client may request services and/or projects that are not covered by the Scope of Work ("Additional Services"). Additional consulting services are available to Client and will be scoped and priced on a case-by-case basis.

IV.

Independent Contractor Assignment: The parties agree that Accelerated Online is an independent contractor. Neither party may assign this agreement without the express written consent of the other party.

V.

Intellectual Property Ownership: The results of any work provided under this Agreement and any deliverables under this Agreement conceived or reduced to practice by Company in the course of performing consulting services hereunder (the “Intellectual Property”), shall be the sole and exclusive property of Client and shall be a “work for hire” under the copyright laws of the United States.

VI.	Termination: This Agreement shall be subject to termination without cause upon thirty (30) days written notice to the other party, by email or overnight mail to the addresses listed above

VII.

Indemnification: Because of Client's intimate familiarity with Client's business, Accelerated Online cannot undertake to verify all the facts supplied to Accelerated Online by Client. Because of this, Client agrees to indemnify, defend and hold harmless Accelerated Online and our employees, officers, directors, shareholders, licensees and agents from and against all liabilities, losses, damages or expenses, including reasonable attorneys’ fees and costs, which we or such other person may incur as the result of any brought or threatened claim, suit or proceeding arising from, related to or in connection with the use of any facts or information supplied to Accelerated Online by Client (a “Claim”), including, without limitation, any Claim for (a) infringement or violation of copyright, patent, trademark, or license, or (b) defamation arising out of the nature or use of Client products or services or any assertions we may make on Client's behalf, including assertions about Client, Client products or services, or about Client competitors and any of their products or services, in any materials we may prepare for Client, if the assertions are based on information, representations, reports, data or releases supplied to Accelerated Online by or through Client, or, to the extent different from the foregoing, for which Client is required or undertake to obtain releases or consents, or otherwise which Client approves (“Client Material”) (excluding claims covered under our indemnity below).

Accelerated Online shall indemnify, defend and hold harmless, Client and its affiliates, and its respective directors, officers, employees and agents from and against any and all claims, demands, suits, actions, judgments, cost and liabilities (including reasonable attorney’s fees) each an “indemnified loss” that arises out of, results from, or is incidental to this Agreement or the work or services performed by Accelerated Online under this Agreement, to the extent such indemnified loss is caused by or results from our negligence or fault of our employees, agents and/or subcontractors.

Accelerated Online’s total aggregate liability for any claim of any kind arising as a result of or related to this Agreement, whether based in contract, warranty, or any other legal or equitable grounds, shall be limited to the amounts received by Accelerated Online from Client for the particular project(s) which form(s) the basis of such claim.

EXCEPT FOR LIABILITY ARISING UNDER THIS SECTION, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

VIII.

Entire Agreement: This agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter set forth herein and thereby supersedes all prior agreements, arrangements and understandings relating to the subject matter. This agreement may be amended only by a written instrument executed by the parties hereto.

IX.	Amendment and Waiver: This agreement may not be amended except by written agreement of the parties.

X.	Governing Law: This agreement has been made in the State of New York.

Vado Corp.

By: David Lelong Title: CEO Email: david@vadocorphq.com	Date

Accelerated Online

By: David Lelong Title: CEO Email: david@acceleratedonline.net	Date

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